Exhibit 99.1

MGM MIRAGE’S BOARD APPROVES

TEN MILLION SHARE REPURCHASE PROGRAM

Las Vegas, Nevada, November 12, 2003  —  MGM MIRAGE (NYSE: MGG) today announced that its Board of Directors has approved a new stock repurchase program authorizing the Company to purchase up to 10,000,000 shares of Company common stock.  The purchases will be made from time to time in the open market or through privately negotiated third party transactions depending on market conditions.

The Company additionally announced that it has repurchased approximately 4 million shares during the current quarter thereby completing the stock repurchase program approved in February 2003.

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MGM MIRAGE (NYSE: MGG), one of the world’s leading and most respected hotel and gaming companies, owns and operates 14 casino resorts located in Nevada, Mississippi, Michigan and Australia, and has investments in two other casino resorts in Nevada and New Jersey.  The company is headquartered in Las Vegas, Nevada, and offers an unmatched collection of casino resorts with a limitless range of choices for guests. Guest satisfaction is paramount, and the company has approximately 43,000 employees committed to that result.  Its portfolio of brands include AAA Five Diamond award-winner Bellagio, MGM Grand Las Vegas - The City of Entertainment, The Mirage, Treasure Island, New York - New York, Boardwalk Hotel and Casino and 50 percent of Monte Carlo, all located on the Las Vegas Strip; Whiskey Pete’s, Buffalo Bill’s, Primm Valley Resort and two championship golf courses at the California/Nevada state line; the exclusive Shadow Creek golf course in North Las Vegas; Beau Rivage on the Mississippi Gulf Coast; and MGM Grand Detroit Casino in Detroit, Michigan. The Company has entered an agreement to sell Golden Nugget Las Vegas and Golden Nugget Laughlin pending finalization.  The Company is also a 50-percent owner of Borgata, a destination casino resort at Renaissance Pointe in Atlantic City, New Jersey. Internationally, MGM MIRAGE owns and operates MGM Grand Australia in Darwin, Australia, and holds a 25 percent interest in casino developer Metro Casinos Limited of Great Britain.  For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.

Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.